Exhibit 8.2

January 17, 2019

OneSpaWorld Holdings Limited

Bayside Executive Park, Building 3, West Bay Street, P.O. Box N-4875

City of Nassau, Island of New Providence, Commonwealth of The Bahamas

(“Addressee”)

Dear OneSpaWorld Holdings Limited

We are special Bahamian counsel to OneSpaWorld Holdings Limited (“OneSpaWorld”), a company incorporated under the International Business Companies Act, 2000 (as amended, the “IBC Act”) of the Commonwealth of The Bahamas (“The Bahamas”), in connection with the preparation and filing of a registration statement on Form S-4 (as amended or supplemented, the “Registration Statement”) (Registration No. 333-228359) originally filed with the Securities and Exchange Commission (the “Commission”) on 13 November 2018, under the Securities Act of 1933 of the United States of America, as amended (the “Securities Act”), by OneSpaWorld. The Registration Statement relates to the registration of (i) 33,000,000 common shares issued by OneSpaWorld, $0.0001 par value per share (“OneSpaWorld Common Shares”) and (ii) 16,500,000 warrants to purchase OneSpaWorld Common Shares (“OneSpaWorld Public Warrants”), in each case as described in the Registration Statement.

The Registration Statement is being filed in connection with the transaction contemplated by that certain Business Combination Agreement, dated as of 1 November 2018 (as amended on 7 January 2019 and as may be amended from time to time, the “Transaction Agreement”), by and among Steiner Leisure Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (“Steiner Leisure”), Steiner U.S. Holdings, Inc., a Florida corporation (“Steiner US”), Nemo (UK) Holdco, Ltd., a limited company formed under the laws of England and Wales (“Nemo UK”), Steiner UK Limited, a limited company formed under the laws of England and Wales (“Steiner UK”), Steiner Management Services LLC, a Florida limited liability company (“SMS,” and together with Steiner Leisure, Steiner US, Nemo UK and Steiner UK, each, a “Seller” and, collectively, “Sellers”), Steiner Leisure, in its capacity as representative of Sellers, Haymaker Acquisition Corp., a Delaware corporation (“Haymaker”), OneSpaWorld, Dory US Merger Sub, LLC, a Delaware limited liability company (“Dory US Merger Sub”), Dory Acquisition Sub, Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas, Dory Intermediate LLC, a Delaware limited liability company, and Dory Acquisition Sub, Inc., a Delaware corporation.

Bahamas: +1 (242) 502 5000 BVI: +1 (284) 494 6864 Email: lxp@lennoxpaton.com Web: lennoxpaton.com	3 Bayside Executive Park, West Bay Street & Blake Road, P.O. Box N-4875, Nassau, The Bahamas	Flemming House, 4th Floor, Wickhams Cay, PO Box 4012, Road Town, Tortola, British Virgin Islands, VG 1110

Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Registration Statement.

The Transaction Agreement provides that Dory US Merger Sub will merge with and into Haymaker, as a result of which, OneSpaWorld will be the ultimate parent company of Haymaker and OSW Predecessor (the “Business Combination”). In the Business Combination, amongst other things, each share of Class A common stock, par value $0.0001 per share, of Haymaker (“Haymaker Public Shares”) will be converted into the right to receive one fully paid and non-assessable OneSpaWorld Common Share, and each of the warrants included in the units issued in the initial public offering of Haymaker (the “Haymaker Public Warrants”) will become exercisable for one OneSpaWorld Common Shares, on the same terms and conditions as those applicable to the Haymaker Public Warrants.

You have requested our opinion concerning the discussion set forth in the section entitled “Material Tax Considerations—Material Bahamian Tax Considerations—OneSpaWorld Shares and OneSpaWorld Public Warrants” in the Registration Statement. In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

a. Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

b. All factual representations, warranties and statements made or agreed to by the parties to the Registration Statement and other documents relating to the Business Combination are true and accurate as of the date hereof; and

c. The description of the Business Combination in the Registration Statement is accurate, the Business Combination will be consummated in accordance with the Transaction Agreement, without any waiver or breach of any material provision thereof, and the Business Combination will be effective under applicable corporate law.

This opinion is based on current provisions of the IBC Act and the Exchange Control Regulation Act, 1956, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Business Combination, or any matter other than those specifically covered by this opinion.

Based upon the foregoing, we confirm that the statements set forth in the Registration Statement under the heading “Material Tax Considerations—Material Bahamian Tax Considerations—OneSpaWorld Shares and OneSpaWorld Public Warrants” insofar as they address the material Bahamian tax considerations for beneficial owners of Haymaker Public Shares and Haymaker Public Warrants of (i) the Business Combination and (ii) the ownership and disposition of OneSpaWorld Common Shares and OneSpaWorld Public Warrants, and discuss matters of Bahamian law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications and limitations stated herein and therein.

We confirm that we are Bahamian counsel practicing and qualified to practice law in The Bahamas and are fully qualified to give this opinion. We express no opinion as to any laws, rules or regulations other than the laws of The Bahamas in force as at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any jurisdiction other than The Bahamas. This opinion is based on facts and circumstances existing on the date hereof.

This opinion is furnished to the Addressee solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We accept no liability in respect of this opinion to any person other than the Addressee. This opinion is given by Lennox Paton and by no other person.

Yours faithfully,

/s/ Lennox Paton

LENNOX PATON

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